Exhibit 99.1

For Immediate Release

November 15, 2004

INTEREP REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

NEW YORK—Interep National Radio Sales, Inc. (“Interep”) (OTC BB: IREP), the largest independent sales and marketing company specializing in radio and the Internet, today announced its third quarter financial results. Total revenue increased 62.2% for the third quarter of 2004 and 17.4% for the first nine months of 2004. These increases were due to an increase in contract termination revenue relating primarily to the Citadel representation contract.

Commission revenue decreased $ 4.4 million, or 19.4%, to $18.6 million for the quarter ended September 30, 2004, from $23.0 million for the same period last year. For the nine months ended September 30, 2004, commission revenue decreased $8.1 million, or 12.6%, to $56.1 million from $64.2 million for the corresponding period in 2003. A significant portion of these decreases, in both the third quarter and first nine months, can be attributed to the cancellation of our representation contract with Citadel Broadcasting in the fourth quarter of 2003. There was also a dramatic softness in national spot advertising. Factors contributing to this softness are the sluggishness of the economic recovery in general, and, more particularly, the recurrence this year of the historical pattern of national advertisers over-emphasizing television ad spending during Olympic years.

Ralph Guild, Chairman & Chief Executive Officer, commented: “The decrease in national radio spending for the third quarter was expected during an Olympic year, as ad dollars are typically diverted to this television-centric event. The top categories for national radio – Retail, Automotive and Telecom – remain soft. However, we are seeing positive growth trends from other categories such as Consumer Products, Banks, Computers, Insurance, Entertainment, Mail Services, Electronics, Investments and Cosmetics.”

He added: “We are continuing to aggressively market our medium by penetrating all levels at the advertisers and advertising agencies. This has been an important companywide initiative for us this year and will be in the future. To date, our collective new business efforts yielded $49.4 million for our client stations. And we are very proud of this performance.”

Income per share applicable to common shareholders for the third quarter 2004 was $0.94, as compared to loss per share of $1.85 in the comparable period last year. Loss per share for the nine months ended September 30, 2004 decreased to $0.48 from $3.16 for the same period last year. Net income applicable to common shareholders for the third quarter 2004 was $10.2 million as compared to net loss of $18.9 million for the comparable period in 2003. Net loss applicable to common shareholders for the first nine months of 2004 decreased to $5.1 million from $32.4 million for the same period last year.

Selling, general and administrative (“SG&A”) expenses decreased to $19.5 million for the quarter ended September 30, 2004, from $19.7 million for the same period last year. This decrease can be attributed to lower compensation costs resulting from prior year severance programs, and was offset by approximately $0.9 million of costs associated with special promotion programs and legal expenses related to the Citadel litigation. SG&A expenses for the nine months ended September 30, 2004 decreased to $57.6 million from $57.8 million for the same period last year. This decrease can be attributed to lower compensation costs, resulting from prior year severance programs, and was offset by approximately $3.1 million in special promotion program costs and legal expenses related to the Citadel litigation.

The presentation of Interep’s historical financial performance reflects the adoption by the SEC of Regulation G and related guidance affecting the use and disclosure of non-GAAP financial measures. As a consequence, Interep no longer refers to “Operating Income before Depreciation and Amortization” as “EBITDA.”

Operating income before depreciation and amortization increased to $17.9 million for the quarter ended September 30, 2004 from $3.4 million for the same period last year. For the first nine months of 2004, operating income before depreciation and amortization increased to $18.5 million from $7.1 million for the same period last year.

Included in depreciation and amortization in 2003 was the write-off of approximately $11.6 million of deferred representation contract costs related to the cancellation of the Citadel representation contract. Included in interest expense in 2003 was a write off of $1.2 million of deferred debt financing costs and $0.4 million for warrants related to a term loan, which was replaced by our lower interest revolving credit facility in September 2003. Also included in other expenses was a $0.5 million prepayment penalty to the holders of the term loan.

“We continue to reduce our operating costs,” said Bill McEntee, Senior Vice President and Chief Financial Officer. He added, “We are now 60 days into our Sustainable Momentum program which focuses on growing our core business while aggressively managing expenses. As we look toward 2005, we will continue to explore every possibility to lower our costs without sacrificing the level of service that we provide to our clients. One of these possibilities includes voluntarily deregistering with the SEC, as many other companies have done recently, which could save our company significant legal and accounting expenses.”

ABOUT INTEREP:

Interep (OTCBB: IREP) is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet and complementary media, with offices in 17 cities. Interep is the parent company of ABC Radio Sales, Infinity Radio Sales, and the Freedom Radio Group, which includes Cumulus Radio Sales, D&R Radio, McGavren Guild Radio, SBS/Interep and Susquehanna Radio Sales. Interep Interactive is the company’s interactive representation and web publishing division specializing in the sales and marketing of on-line advertising, including streaming media. Interep Interactive includes Winstar Interactive, Cybereps and Perfect Circle Media. Interep provides national advertisers access to 20,000 local events nationwide through its events marketing group, The Event Shop. In addition, Interep provides a variety of support services, including: consumer and media research, sales and management training, promotional programs and unwired radio “networks.” Clients also benefit from Interep’s new business development team, the Interep Marketing Group, as well as Morrison and Abraham, Interep’s sales consulting division focusing on non-traditional revenue.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Interep’s recent filings with the Securities and Exchange Commission.

For more information, visit the company’s website at www.interep.com.

Contact:
Ralph Guild	(212) 916-0508
Bill McEntee	(561) 227-0601
Victor Lirio	(212) 309-9031

INTEREP NATIONAL RADIO SALES, INC.

SUMMARY OPERATING DATA

(dollars in thousands)

	Three Months Ended Sept 30		Nine Months Ended Sept 30
	2004	2003	2004	2003
Revenue:
Commission revenue	18,556	23,009	56,077	64,183
Contract termination	18,844	42	20,008	617

Total revenue	37,400	23,051	76,085	64,800

Selling expenses	15,964	16,275	46,614	47,541

General and administrative expenses	3,576	3,382	10,972	10,202

Operating (loss) income before depreciation and amortization, contract termination revenue and option repricing	(984)	3,352	(1,509)	6,440

Operating income before depreciation and amortization	17,860	3,394	18,499	7,057

Depreciation and amortization	(4,829)	(17,228)	(15,045)	(28,406)

Operating income (loss)	13,031	(13,834)	3,454	(21,349)

Interest expense, net	(2,634)	(4,404)	(7,952)	(9,952)

Other expense / tax provision	(35)	(564)	(227)	(741)

Net income (loss)	10,362	(18,802)	(4,725)	(32,042)

Preferred stock dividend	119	114	350	354

Net income (loss) applicable to common shareholders	10,243	(18,916)	(5,075)	(32,396)

EPS— Fully Diluted	0.94	(1.85)	(0.48)	(3.16)

Reconciliation of Operating Income before Depreciation and Amortization (dollars in thousands)
	Three Months Ended Sept 30		Nine Months Ended Sept 30
	2004	2003	2004	2003
Net income (loss) applicable to common shareholders	10,243	(18,916)	(5,075)	(32,396)
Add back:

Depreciation and amortization	4,829	17,228	15,045	28,406
Preferred stock dividend	119	114	350	354
Tax provision	35	64	227	241
Other expense	—	500	—	500
Interest expense, net	2,634	4,404	7,952	9,952

Operating income before depreciation and amortization	17,860	3,394	18,499	7,057